EXHIBIT 10.2

[SUPERVALU Letterhead]

Corporate Offices
PO Box 990
Minneapolis, MN  55440
(952) 828-4000

February 3, 2013

Wayne C. Sales

Dear Wayne:

This will confirm our agreement that, as of February 4, 2013, you will cease to serve as President and Chief Executive Officer of SUPERVALU INC (the “Company”) and you will instead be employed as the Executive Chairman of the Company.  In your role as Executive Chairman of the Company, you will continue to report directly to the Company’s Board of Directors (the “Board”) and be entitled to receive the compensation and benefits set forth in the letter agreement by and between you and the Company, dated as of August 2, 2012 (the “Letter Agreement”).  You will have such duties as are assigned to you by the Board consistent with the role of Executive Chairman, including without limitation supervising and being responsible for the consummation of the transactions described in (i) the Stock Purchase Agreement by and among AB Acquisition LLC, the Company and New Albertson’s, Inc., dated as of January 10, 2013 and (ii) the Tender Offer Agreement by and between Symphony Investors, LLC, the Company and Cerberus Capital Management, L.P., dated as of January 10, 2013.

You and the Company acknowledge and agree that the change in your title will have no effect on the terms and conditions of the Letter Agreement, other than:

1.  The first sentence of the Letter Agreement is hereby amended to read in its entirety as follows:

We are pleased to outline the terms of your employment in the position of (i) from July 29, 2012 through February 3, 2013, President and Chief Executive Officer of SUPERVALU INC (the “Company”), and (ii) on and following February 4, 2013, Executive Chairman of the Company.

2.  The third sentence under the heading “Cash Bonus” is hereby amended to read in its entirety as follows:

If you are terminated by the Company without Cause (as defined herein), you will (i) be paid, in a lump sum no later than fourteen days following your termination, the minimum bonus in respect of the Company’s fiscal year ending February 23, 2013, if not previously paid, and (ii) forfeit your right to any amounts relating to the bonuses described in clauses (A) and (B) above (with the target bonus amounts that you will be forfeiting being equal to $1,500,000 and $500,000, respectively), in each case to the extent such bonus has not been previously paid.

3.  The first sentence under the heading “Stock Unit Grants” and the first sentence under the heading “Performance Share Grants” are each amended by replacing the words “Chief Executive Officer” with the words “Executive Chairman.”

4.  The first sentence under the heading “Reimbursement of Expenses/Commuting” is amended by adding the words “or Executive Chairman” immediately following the words “Chief Executive Officer.”

5.  The reference under the heading “Termination of Employment” to “$2,200,000” is hereby replaced with “$1,500,000.”

6.  The first sentence under the heading “Non-Employee Director Compensation” is amended by adding the words “or Executive Chairman” immediately following the words “Chief Executive Officer,” and the second sentence under the same heading is amended by adding the words “and Executive Chairman” immediately following the words “Chief Executive Officer.”

7.  The first sentence under the heading “Other Directorships” is amended by adding the words “and Executive Chairman” immediately following the words “Chief Executive Officer.”

8.  A new section with the heading “280G Considerations” is hereby added to the Letter Agreement after the section with the heading “Severability” and such new section shall read as follows:

280G Considerations: Anything in this letter agreement to the contrary notwithstanding, if it is determined by a nationally recognized firm of certified public accountants (the “Accounting Firm”) that any payment or distribution by the Company to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this letter agreement or otherwise, would be subject to the Excise Tax (as defined below) imposed by Section 4999 of the Code (or any successor provision thereto) by reason of being “contingent on a change in ownership or control” of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such Excise Tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then if a reduction in the amount of payments under this letter agreement (including any amounts relating to equity awards granted pursuant to this letter agreement) sufficient to avoid the Excise Tax would result in an increase in the total amount of all payments that you would retain, net of all applicable taxes, then and only then, the payments due under this letter agreement (including any amounts relating to equity awards granted pursuant to this letter agreement) shall be further reduced to the amount that, when considered with all payments taken into account under Section 280G of the Code is one dollar ($1.00) less than the smallest sum that would subject you to the Excise Tax.  If a reduction in the payments under this letter agreement is necessary, such reduction will be applied in a manner consistent with the requirements of Section 409A of the Code (to the extent any of the amounts being reduced are nonqualified deferred compensation within the meaning of Section 409A of the Code).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.

This letter shall in all respects be interpreted, enforced and governed by the laws of the State of Minnesota.  Except as expressly amended hereby, the Letter Agreement shall remain in full force and effect and is hereby ratified and confirmed in all respects by the parties to the Letter Agreement.

If the foregoing accurately expresses our mutual understanding, please execute the enclosed copy of this letter in the space provided below, and return to the undersigned.

Sincerely,

/s/ Susan E. Engel
Susan E. Engel, Chair, Leadership Development
and Compensation Committee

AGREED AND ACCEPTED:

/s/ Wayne C. Sales
WAYNE C. SALES